Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®

1450 BROADWAY – 24TH FLOOR

NEW YORK, NEW YORK 10018

HARRIS & HARRIS GROUP PORTFOLIO COMPANY ADESTO

RAISES $25 MILLION IN INITIAL PUBLIC OFFERING

NEW YORK, NY – October 27, 2015 – Harris & Harris Group, Inc. (NASDAQ: TINY), notes its portfolio company, Adesto Technologies Corporation, announced yesterday the pricing of its initial public offering of 5,000,000 shares of its common stock at a public offering price of $5.00 per share. All shares of common stock are being offered by the company. In addition, Adesto has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock at the same price to cover over-allotments, if any.

The shares are expected to begin trading on the NASDAQ Capital Market today under the symbol “IOTS.”

Needham & Company and Oppenheimer & Co. are acting as joint book-running managers for the offering. Roth Capital Partners is acting as co-manager for the offering.

A registration statement relating to the securities being sold in this offering was declared effective by the Securities and Exchange Commission on October 26, 2015. The offering will be made only by means of a prospectus. When available, copies of the final prospectus may be obtained from Needham & Company, LLC, Attention: Syndicate Prospectus Department, 445 Park Avenue, 4th Floor, New York, New York 10022, or by telephone at 1-800-903-4696, or by email at prospectus@needhamco.com; and Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8563, or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

PRESS CONTACT:

Douglas W. Jamison

Chairman & CEO, Harris & Harris Group, Inc.

Email: doug@hhvc.com

Phone: 212-582-0900

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Harris & Harris Group, Inc.’s (the “Company”) current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as subsequent filings, filed with the Securities and Exchange Commission (the “SEC”) for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The Company is not responsible for the contents of third party filings with the SEC.